Exhibit 99.1

Kona Grill Appoints Two New Members to Board of Directors

Addition of Steven Schussler and Leonard Newman Strengthens Kona's Board to Seven Members

SCOTTSDALE, Ariz., March 9, 2012 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, has appointed Steven Schussler and Leonard “Lenny” Newman as independent directors of Kona Grill. In addition to serving as an independent director, Mr. Newman will assume the role of audit committee chair.

These appointments allow Kona Grill to regain compliance with NASDAQ Listing Rule 5605 that the board of directors and the audit committee be comprised of a majority of independent directors and at least three independent directors, respectively.

Mr. Schussler comes to Kona Grill with over 30 years of business and restaurant experience. Schussler was the founder, executive vice president and director of Rainforest Café, Inc., a publically traded restaurant company that was sold to Landry's Restaurants, Inc. in 2000. Since then, Mr. Schussler has been CEO of Schussler Creative, Inc., a restaurant development concept company that has created T-Rex Café, a highly-successful attraction, restaurant and retail store located in Downtown Disney Marketplace in Orlando, Florida and in Kansas City, Kansas, as well as Yak & Yeti, a popular Pan Asian restaurant and retail store, located inside Disney's Animal Kingdom. Schussler Creative, Inc. sold a controlling interest in these restaurant concepts to Landry's in 2006.

Mr. Newman brings over 30 years of financial and accounting experience to Kona Grill, including serving as CEO for Camillet Foods, a franchisee of casual restaurants. Previously, Newman was the CFO for Border Foods, Inc., a company that operated 175 KFC, Pizza Hut and Taco Bell restaurants. From 1989 through 1996, he served several accounting and financial positions for Pepsi Co, Inc., most recently as director of acquisitions & divestitures. Newman began his career as an accountant with Arthur Andersen & Co. from 1982 through 1989.

"On behalf of the Kona Grill organization, we are pleased to welcome Steven and Lenny to our board where they will each bring an extensive combination of financial and restaurant experience,” said James R. Jundt, Kona Grill's chairman of the board of directors. "Steven's many years of experience in the restaurant industry will be extremely valuable as we continue to develop the Kona Grill brand. Lenny brings a distinguished career in finance that will add strategic depth to our board. We look forward to their contributions and believe their insight and experience will benefit our shareholders.”

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); Nevada (Las Vegas); New Jersey (Woodbridge); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel (949) 574-3860

KONA@liolios.com